Exhibit 10.23

Human Resources Manual

Policy No:	E-9	Revised December 31, 2007
Subject:	Supplemental Severance Pay Plan and Summary Plan Description for Exempt Employees	Originally Effective: October 1, 2004

1.0	PURPOSE

To provide certain enhanced severance benefits to certain US employees of NATCO Group Inc. and its US subsidiaries and affiliates (collectively, “NATCO”) and other employees of NATCO located in the US who involuntarily lose their positions with NATCO under severance qualifying conditions. The terms of this Plan are intended to supplement NATCO’s existing severance pay plan that is applicable to all employees, Policy No. E-6 in the NATCO Human Resources Manual (the “Basic Plan”). The severance payments and benefits provided for under this Plan and, if applicable, the Basic Plan are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy or plan of the Company or any of its affiliates regarding severance payments generally. This document is intended to serve as both the official plan document and the summary plan description, as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.0	ELIGIBILITY

2.1	General Eligibility. An employee may be eligible for benefits under NATCO’s Supplemental Severance Pay Plan (the “Plan”) if he or she is:

a.	Employed at one of NATCO’s domestic (U.S.) facilities or a US employee on an international assignment, but who is not in any case a field employee of Total Engineering Services Team, Inc. or any of its subsidiaries; and

b.	A regular full-time, exempt, salaried employee (as described in Section 3.1); and

c.	His or her employment is involuntarily terminated; and

d.	His or her termination of employment is due to a change in operations, a facility relocation or closing, or a reduction for other economic reasons, and the employee does not refuse or otherwise fail to accept another position that may be available with the facility/NATCO; or

e.	His or her termination of employment is the result of a sale or merger of all or part of NATCO’s business or assets, merger acquisition or other form of corporate reorganization and the employee is not offered a position by the acquiring or resulting company.

f.	If an employee resigns, abandons his or her job, fails to return from an approved leave of absence, initiates termination on any similar basis, or does not satisfy the criteria set forth in sections 2a – 2e of this Plan, the employee will be ineligible for severance payments and benefits under the Plan. In addition, employees will be ineligible for severance payments and benefits under the Plan if they are terminated for misconduct, unsatisfactory performance, breach of duties or otherwise for cause, which shall be determined solely at NATCO’s discretion.

2.2 Eligibility for Plan Benefits. An employee who meets the general eligibility requirements of this Plan will be eligible for benefits only if the employee receives written notification from NATCO of his or her eligibility to participate. To receive benefits under this Plan, employees will be required to sign a waiver and release of all labor and employment related claims against NATCO, its subsidiaries and affiliated entities, and its and their officers, directors, employees and benefit plans, in a form prepared by NATCO at the time of termination. The deadline for returning the signed waiver and release is 21 days from the date it is provided by NATCO or 45 days in the case of a termination of a group or class of employees.

3.0	BENEFITS

The amount of severance payments will be based on the base salary, exclusive of overtime, shift differentials, bonus, commissions, etc. of the employee at the time of termination notification. Any performance or merit reviews that are pending or in process shall not affect the amount of any employee’s severance payments. In addition, the severance payments and benefits paid or provided under this Plan shall be inclusive of any termination notice pay an employee may be eligible to receive under the federal Workers Adjustment Retraining and Notification Act or any applicable state or local plant closing laws. Severance payments and benefits will not be paid or provided under this Plan to any employee or officer of NATCO who receives payment of severance or change in control benefits under any other agreement or arrangement with NATCO or to any foreign employee on assignment in the US who would otherwise be entitled to statutory severance or redundancy payments under applicable foreign law.

3.1	Regular Full-Time, Exempt Salaried Employees. All regular full-time, exempt salaried employees who have completed a minimum of six months employment from their most recent date of hire (anniversary) will be entitled to severance pay and benefits as described in Section 3.4 of this Plan. For purposes of this Section 3.1, a “regular full-time employee” is an individual who is classified by NATCO as a regular employee normally scheduled to work at least 30 hours each week, and an “exempt salaried” employee is an individual who is classified by NATCO as exempt under the Fair Labor Standards Act.

If NATCO rehires an employee, his or her service time prior to his or her most recent rehire date will not be counted in computation of severance payments under this Plan.

3.2	Part-Time and Temporary Employees; Other Contingent Workers. No severance payments or benefits will be granted under this Plan to any individuals who are characterized by NATCO as non-salaried or non-exempt or part-time or temporary employees, independent contractors, interns, cooperative or student employees, leased employees, or other similar category, even if that characterization is later changed.

3.3	Benefit Offset. An employee’s severance payments under this Plan may be reduced, at the discretion of the Plan Administrator, by any amounts the employee may owe NATCO (e.g., salary advances, vacation advances, unreconciled expenses, etc.).

3.4	Enhanced Severance Payments.

a)	In lieu of the severance otherwise payable under the Basic Plan, duly elected officers of NATCO not having other agreements to receive individual severance shall receive severance pay in a total amount equal to 12 months base salary at the date of termination plus reimbursement of any premiums paid by the former officer for continuation coverage under NATCO’s medical benefits plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) payments, for the former officer and his eligible dependents who were enrolled in the medical plan at time of his or her termination for up to 12 months following the date of termination less the cost of such coverage at active employee rates.

b)	Exempt salaried employees who are not covered by individual severance arrangements shall receive severance pay in a total amount equal to two weeks of base salary for each $10,000 of annual base salary plus the amount of any severance payable under the Basic Plan, with the total aggregate severance benefits payable under this Plan and the Basic Plan limited to a maximum amount of 36 weeks of base salary.

3.5	Release. An eligible employee shall be entitled to the severance pay set forth in Section 3.4 hereof, only if he or she returns and does not revoke a completed and executed general release to the Company in the form attached to this Plan within the time period specified in Section 2.2.

4.0	VACATION PAYMENT

Employees entitled to vacation at the time of termination will be compensated under the terms of Vacation Policy D-2.

5.0	NOTICE PAY

As much notice of termination as is consistent with business conditions will be provided to each terminating employee. Employees will be entitled to up two week’s notice or pay in lieu of notice as appropriate and determined by business conditions and the Plan Administrator.

6.0	METHOD AND TIME OF PAYMENT

The Plan Administrator will determine how benefits will be paid in its sole discretion. Employees entitled to severance pay under this Plan will receive their severance pay in either one lump sum payment or in installments coincident with their former employer’s then-current payroll cycle. The employee’s lump sum payment will be made, or his or her installment payments will begin, as applicable, on the first regular pay date of his or her former employer that occurs on or after the date that is 30 days following the date the employee was terminated (or 60 days following the termination date in the event the termination is a termination event affecting a group or class of employees), provided that the employee executes and does not revoke his waiver and release and complies with the other terms and conditions of this Plan.

Notwithstanding the foregoing, in no event will severance payments under this Plan or the Basic Plan be paid after the date that is 2 1/2 months after the end of the calendar year in which the employee’s employment was terminated.

Medical coverage may be continued at active employee contribution rates through the month following the month in which termination occurred, with deductions made from either the lump sum or payroll cycle; however, duly elected officers are eligible for reimbursements for medical coverage costs in amounts described and for the time provided in Section 3.4(a). The period of group health insurance continuation provided as described above will be applied against an employee’s entitlements under COBRA. (You may contact NATCO’s Human Resources Department in Houston for details.) The difference between the COBRA rate for the medical coverage that is continued and the active employee rate will be taxable to the employee for federal income and payroll tax purposes. Employees enrolled in NATCO’s other various benefit plans will be entitled to coverage as described within each such plan’s document.

7.0	SOURCE OF BENEFITS

NATCO will pay all benefits under this Plan from its general assets.

8.0	COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

Notwithstanding anything to the contrary under the Plan, if any payment of separation payments or provision of medical continuation coverage under the Plan would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the timing of such payments and/or provision of such coverage is not delayed for the first six months following an employee’s termination of employment with the Company, then (1) any such payments will be accumulated and paid in a single lump sum payment, without interest, beginning on the first business day that is six months following termination of employment and (2) the provision of such coverage will not be delayed but the employee will pay NATCO the fair market value of the cost of such benefits and NATCO will reimburse the employee for such cost on the first business day following the expiration of such six month period. NATCO’s determination of its “specified employees” for purposes of application of this delay provision will be binding upon all eligible employees and may be made in accordance with any of the methods that are permitted under the regulations issued under Section 409A of the Code.

Under the Plan, a termination of employment will have the same meaning as a “separation from service” under Section 409A of the Code and the regulations thereunder. For example, if an eligible employee will be providing significant post-termination consulting services to the NATCO, his termination of employment may not be considered to occur for purposes of the Plan until the consulting arrangement ends.

For purposes of Section 409A, each installment payment and benefit to which a former employee may be entitled will be considered a separate payment within the meaning of the regulations under Section 409A.

9.0	CLAIMS PROCEDURES

All claims concerning eligibility, participation, benefits, or other aspects of this Plan must be submitted in writing to the Plan Administrator, who may delegate the authority for review of the claims to a Plan Committee.

If a claim for benefits under this Plan is denied under the terms and conditions of this Plan, the Plan Administrator must respond to the claimant within a reasonable period of time, but no more than 90 days from the date the claim was filed unless special circumstances require an extension of time of up to 90 days. If such an extension is required, the Plan Administrator will notifying the claimant in writing, indicating the special circumstances.

If the Plan Administrator denies all or part of the claim, the Plan Administrator shall provide a written or electronic notice of denial to the claimant, to include (1) the specific reason or reasons for the adverse determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as described below).

If the claimant wishes to appeal a denied claim, he or she must do so within 60 days of the Plan Administrator’s written or electronic denial, otherwise the claimant shall be deemed to have waived his or right to a review. In preparation for a review, the claimant may submit all relevant documentation and comments to the Plan Administrator for consideration by the appeals committee. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, documents, records and other information relevant to the claimant’s claim for benefits. The review will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

The appeals committee will make a final, written determination of the claimant’s eligibility for benefits within a reasonable period of time but not later than sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days after such receipt if special circumstances require an extension of time for processing the appeal and the Plan Administrator notifies the claimant of such an extension and describes the special circumstances). In the event that the appeals committee confirms the denial of the claim, in whole or in part, the written notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for upholding the denial, (ii) specific reference to the Plan provision(s) on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim for benefits (as defined under ERISA), and (iv) a statement of the claimant’s right to bring an action under ERISA Section 502(a).

The Plan Administrator and the appeals committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion that they deem appropriate in their sole judgment. The Plan Administrator’s decisions and actions shall be final and binding, unless there is a timely appeal of a decision or action, in which case, the appeals committee’s decision or action shall be final and binding.

Pursuant to the terms of this Plan and applicable law, no legal action for benefits under the Plan shall be brought until this claims procedure has been exhausted.

10.0	AMENDMENT OR TERMINATION OF THE PLAN

NATCO reserves the right to amend, modify, revoke, suspend or terminate the Plan or any policies or procedures adopted under the Plan at any time in its sole discretion, with or without advance notice. Circumstances under which this Plan may be amended or terminated include, for example, changes in applicable law, a determination by NATCO that the Plan is no longer suitable or a change in Natco’s or its employees ‘circumstances, whether financial or otherwise, occurs.

11.0	YOUR RIGHTS UNDER ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare (severance) benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or lawsuit is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefit Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

12.0	GENERAL INFORMATION

12.1	The Plan is sponsored by National Tank Company, 11210 Equity Drive, Ste. 100, Houston, TX 77041, (713) 849-7500.

12.2	Plan Administrator. National Tank Company’s Director of Human Resources is the administrator of the Plan who is appointed by the President of National Tank Company. The administrator of the Plan makes the rules and regulations necessary to administer the Plan. The administrator of the Plan shall have the responsibility and discretionary authority to interpret the terms of this Plan, to determine eligibility for benefits, and to determine the amount of such benefits. The interpretations and determinations of the administrator of the Plan shall be final and binding, unless determined by a court of competent jurisdiction to be arbitrary and capricious. Contact information for the Plan Administrator is set forth in Section 12.4 below.

12.3	Type of Plan. The Plan is an unfunded welfare benefit severance pay plan.

12.4	Agent for Legal Process. NATCO’s General Counsel is the agent for service of legal process with respect to the Plan. Any communications should be sent to:

General Counsel

National Tank Company

11210 Equity Drive, Suite 100

Houston, Texas 77041

Legal process may also be served on the administrator of the Plan at:

Vice President of Human Resources

Severance Plan Administration

National Tank Company

11210 Equity Drive, Suite 100

Houston, Texas 77041

(713) 849-7500

12.5	Plan Year. The records of the Plan are kept on a calendar year basis.

12.6	Identification Number. Eligible employees who have a need to discuss the Plan with a federal government agency, may need the following numbers:

Plan Number 503

Employer ID# -13-2571945

Exhibit A

General Release

                         (“Releasor”), for good and valuable consideration paid by                          (“NATCO”), the receipt and sufficiency of which is acknowledged, agrees to release, compromise, acquit, and discharge NATCO and its affiliates, parent, and subsidiaries, predecessors, successors and assigns, and each of their respective agents, directors, employees, officers, representatives and employee benefit plans from all causes of action, claims, damages, demands, liabilities, losses, and suits of every type and character (“Claims”) arising out of or related in any way to Releasor’s employment with and dismissal by NATCO including, but not limited to, any Claims allegedly arising out of Title VII of the Civil Rights Act, as amended, the Texas Labor Code and the Americans with Disabilities Act, any other federal, state or local fair employment, discrimination and wage and hour laws, and Claims arising under any other federal, state or local law, including but not limited to common law claims relating to breach of contract, wrongful or constructive discharge, violation of public policy and common law tort. This release excludes any claims for medical or income replacement benefits for work-related injuries currently pending or permitted by law and further excludes any accrued and vested pension or unemployment compensation benefits to which Releasor may be otherwise entitled.

THIS RELEASE ALSO SPECIFICALLY WAIVES ALL RELEASOR’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. §621 et seq.), AS AMENDED, AND THE OLDER WORKER’S BENEFIT PROTECTION ACT, AS AMENDED. It is understood that Releasor is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed. It is understood that Releasor can waive rights or claims only in exchange for consideration that is in addition to anything of value to which Releasor is already entitled. Releasor understands that he/she has been given the opportunity to consult with his/her attorney and discuss the contents of this document and its meaning prior to executing this Release. Releasor understands that he/she may consider his decision for 21 days before signing this Release (or 45 days if Releasor was terminated as part of a termination involving a group or class of employees). Releasor acknowledges that he/she was offered 21 days (45 days, if applicable) in which to consider this Release. If Releasor signs this Release prior to the end of the 21-day (45-day, if applicable) time period, he/she certifies that, in accordance with 29 CFR §1625.22 (e)(6), he/she knowingly and voluntarily decided to sign this Release after considering it less than 21 days (45 days, if applicable) and his/her decision to do so was not induced by NATCO through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of such time period.

Releasor understands that he/she may revoke this Release at any time within 7 days after he/she signs it and that this Release shall not become effective or enforceable until the 7-day revocation period has expired. If Releasor wishes to revoke this Release during the 7 days after signing it, he/she will do so by sending notice of same to the attention of NATCO’s General Counsel by fax

(713/849-8977) and certified mail, return receipt requested (c/o National Tank Company, 11210 Equity Drive, Suite 100, Houston, TX 77041). If after the passage of the 7-day period Releasor does not intend to revoke this Release, he/she shall execute and return the attached statement evidencing his/her intent not to revoke this Release to NATCO’s General Counsel as described above. Releasor acknowledges and understands that the above-mentioned consideration will not be paid to him/her unless NATCO receives a properly executed original of the attached notice evidencing his/her intent not to revoke this Release.

Releasor understands that the consideration for this Release is enhanced severance being paid under NATCO’s Supplemental Severance Pay Plan (the “Plan”), in addition to sums paid as current earnings plus accrued but unused vacation pay. Releasor agrees and acknowledges that the only benefits associated with the termination of his employment with NATCO and any of its affiliates to which he or she is entitled are the benefits stated in the Plan and that he is not entitled to any additional benefits under any other policy, plan or agreement in connection with my termination, including but not limited to any employment or severance agreement between me and NATCO and benefits, or any other severance, retention, bonus or incentive plan of NATCO or any of its affiliates, shareholders or predecessors (except for benefits under the Plan and any accrued and vested Company pension plan).

Releasor understands and agrees that the consideration for this Release is a full compromise and settlement for all Claims, asserted or otherwise, that have or may have accrued on or before the date of its execution. This Release is not an admission of any error or liability on the part of NATCO. On the contrary, any liability on the part of NATCO is expressly denied.

Releasor’s initials following this paragraph evidence his/her understanding and voluntary waiver of all Claims against NATCO including, but not limited to, those pursuant to the Age Discrimination in Employment Act and the Older Worker’s Benefit Protection Act.

Initials:

This Release binds not only Releasor in respect to these Claims, but it also binds his/her spouse, heirs, representatives, and legal assigns and successors. This Release also applies to any claims brought by any person or agency or class action under which Releasor may have a right or benefit. Should any provision of this Release be declared invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect

Releasor affirmatively acknowledges that this Release has been read in full, its terms and conditions are understood, and it is being voluntarily signed, without coercion or duress. Releasor understands that independent legal counsel should be consulted prior to signing this Release.

/ /
Releasor

State of	§
County/Parish of	§

SUBSCRIBED AND SWORN TO before me by                                          this      day of                         .

(    S    E    A    L    )

Seven-Day Notice

TO:	General Counsel
National Tank Company
11210 Equity Drive, Suite 100
Houston, TX 77041
Via Fax: 713/849-8977
Original Via Certified Mail, Return Receipt Requested

I,                         , acknowledge that I have had 7 days in which to consider my consent and agreement to this Release and I have elected (please initial the appropriate blank):

             not to revoke the Release.

             to revoke the Release.

/ /

State of	§
County/Parish of	§

SUBSCRIBED AND SWORN TO before me by                                          this      day of                         .

(    S    E    A    L    )